UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934*
Date of Report (Date of earliest event reported): September 22, 2005
MEDIANEWS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	033-75156 (Commission File Number)	76-0425553 (I.R.S. Employer Identification No.)

1560 Broadway, Suite 2100 Denver, Colorado (Address of principal executive offices)	80202 (Zip Code)
Registrant’s telephone number, including area code: (303) 563-6360
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
*The registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit or Completed Interim Review.
     On September 22, 2005, MediaNews Group, Inc. (“we,” “our” or the “Company”) concluded that its consolidated financial statements for fiscal years ended on and prior to June 30, 2004 contained errors with respect to accounting for deferred income taxes related to certain of our acquisitions and dispositions that qualified under Internal Revenue Code Section 1031 as tax free asset exchanges. We incorrectly treated these exchange transactions as non-taxable transactions, and therefore, we did not provide for deferred income tax expense upon consummation of the sale portion of the transactions. Rather we accounted for the book tax basis differences on the purchase end of the exchange transactions by recording a deferred tax liability to recognize the difference in book and tax basis and a corresponding increase in goodwill.
     The Company will file its Annual Report on Form 10-K for the year ended June 30, 2005 with the Securities and Exchange Commission on or about September 26, 2005 and such annual report will include restated consolidated financial information to address the errors described above for the years ended June 30, 2001 through 2004. The restatement has no impact on the reported amounts of net cash flows from operating, investing or financing activities.
     The Company’s management has discussed this matter with the Company’s independent registered public accounting firm, Ernst & Young LLP and the Board of Directors.
     We have not amended and do not intend to amend our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by the restatement that ended prior to June 30, 2005. For this reason, the consolidated financial statements, reports of independent registered public accounting firm and related financial information for the affected periods contained in such reports should no longer be relied upon.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIANEWS GROUP, INC.
Dated: September 23, 2005	By:	/s/ Ronald A. Mayo
Ronald A. Mayo
Vice President, Chief Financial Officer and Duly Authorized Officer of Registrant